SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 1999

                               IRT INDUSTRIES, INC
                               -------------------
             (Exact name of registrant as specified in the charter)

          Florida                    0-015347                    59-2720096
          -------                    --------                    ----------
(State or other jurisdiction     (Commission File              (IRS Employer
      of incorporation)               Number)                Identification No.)

6230 Fairview Road, Suite 102, Charlotte, North Carolina 28210
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code: 704-364-2066

     289-C Commercial Blvd., Suite 208, Lauderdale by the Sea, Florida 33308
     -----------------------------------------------------------------------
          (Former name or former address if changed since last report)

Item 1. Changes in Control of Registrant.

The Registrant, as a result of the closing of the agreement discussed below, now holds licensing rights for software distribution/marketing of sophisticated Artificial Intelligence software, licensed by Commerce Capital Group, LLC. The Registrant will be using advanced technology to deliver web-based financial planning services. Cisco Systems routing and wide area networking (WAN) equipment and MCI WorldCom Internet backbone are incorporated into the technology. The company expects that this e-commerce network will enable established brokerage firms, CPA's, financial planners, attorneys and other financial intermediaries to provide value-added on-line products and services to their clients.

The new direction of the company is the result of an agreement entered into earlier this month. On August 2 , 1999, the Registrant completed negotiations for the acquisition of a software license, and related matters, under an agreement titled "Agreement for Purchase and Assignment of License" between the Registrant, as the "Licensee" and Commerce Capital Group, LLC, a South Carolina company, as the "Licensor."

Licensor is the holder of certain proprietary technology and software, for estate and financial planning, which will permit professionals, and others, to access forms, assistance and other pertinent information, on-line, through the Internet. Licensor is in the process of establishing an Internet access site for users to be operational in January 2000. Licensor represented to the Registrant that over 10 years and hundreds of thousands of dollars were expended in creating the software, content, trial testing, marketing, etc., and, the parties agreed that the market demand for the products is projected to produce revenues in the millions of dollars.

The Licensee received an initial territory of the State of Florida, and multiple promises of the intent and ability to bring persons with substantial backgrounds and talents to the Management of the Registrant, together with cooperation, training, and aid in obtaining financial assistance from the Licensor to build and implement its business model in the subject business area. Licensor received, as initial consideration, twenty one million restricted securities, as such term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended, and established the terms for future territories.

In conjunction with the closing of the subject transaction, the following occurred:

1. The corporate headquarters for the Registrant (principal executive offices) was changed to 6230 Fairview Road, Suite 102, Charlotte, North Carolina 28210. The telephone number was changed to (704) 364-2066. The Registrant has signed a two year lease for these facilities, and intends to announce the final terms and arrangements made pertaining to the corporate headquarters shortly.

2. The then sole Director and officer of the Registrant appointed replacements to vacant seats, and resigned with the following persons holding, currently , the following positions with the Registrant:

Name                    Title
----                    -----

Laurence F. Spears      Chairman of the Board
Dale K. Chapman         President, Secretary and Treasurer
Eric F. Heintschel      Director

Gary N. Dixon, Sr., initially, following the closing acted as Director and Chairman, and was replaced by Mr. Spears. Mr. Dixon serves on a newly established Advisory Committee for the Registrant.

3. The Registrant, also on or immediately following the Closing, established various plans to compensate persons for services to the Registrant, including a Director stock plan. In summary, the plan relating to the Directors provides that each Director will receive 100,000 restricted shares and an option to purchase 100,000 additional shares at a price of $.50 per share, provided he or she serve a minimum three year term, subject to continued participation in the company, and other terms based upon profitability and performance.

Laurence F. Spears, is also President and General Manager of the Michael Jordan Youth Golf Foundation and the Michael Jordan Golf Company, Inc. Prior to his appointment to the Michael Jordan Golf Company in 1997, Spears worked for AMF Bowling Worldwide in key management positions in Richmond, VA, Raleigh, NC and Atlanta, GA. Spears also serves on the Board of Advisors for Joliet Junior College in Joliet, IL (Solar Support Foundation) and serves as the Commissioner of the Boy Scouts of Greater Chicagoland. He is also a Board member of Sphere Interactive, a private international web and computer-based training firm.

Mr. Dixon has over 30 years experience in technology-related industries, and is currently working for Oracle. Oracle is the nation's second largest software developer (www.us.oracle.com).

Mr. Heintschel's employment experience with one of the "Big 3" U.S. based accounting firms, provides a vital role in ensuring the company will best optimize standard accounting principles. Additionally, Heinstschel's expertise and insights will assist in meeting future clients goals and business objectives using the licensed e-commerce solutions.

Mr. Chapman worked at Green Point Mortgage Corporation, a subsidiary of GreenPoint Financial (NYSE:GPT - news) as it's Corporate Operations Analyst. He also worked with Bank of America (formally NationsBank) for six years in the areas of Planning and Strategy, Treasury Services, and Nationwide Float Analysis. Chapman brings systems integration, project management, operations management, and operations/financial analysis skills to this key role.

Item 2. Acquisition or Disposition of Assets.

See discussion under Item 1 above.

Item 7. Financial Statements and Exhibits.

With reference to Item 601 of Regulation S-K, attached as an Exhibit is the aforementioned Agreement for Purchase and Assignment of License.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IRT Industries, Inc.


By:/s/ Dale K. Chapman,
---------------------------------------
President (principal executive officer)
Date: 08/17/99